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                                                                      EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in this Annual Report (Form 10-K) of ASA Holdings, Inc. of our report dated January 30, 1998, except for the last paragraph of Note G, as to which the date is March 12, 1998, included in the 1997 Annual Report to Shareholders of ASA Holdings, Inc.

         Our audit also included the financial statement schedules of ASA Holdings, Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

         We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 2-94852-99) pertaining to the Atlantic Southeast Airlines, Inc. Investment Savings Plan and in the Registration Statement (Form S-8 No. 333-29503), pertaining to the ASA Holdings, Inc. 1997 Nonqualified Stock Option Plan of our report dated January 30, 1998, except for the last paragraph of Note G, as to which the date is March 12, 1998, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of ASA Holdings, Inc.


                                           /s/  ERNST & YOUNG LLP
                                                ERNST & YOUNG LLP


Atlanta, Georgia
March 30, 1998